EXHIBIT 5.2

[LETTERHEAD OF LAW FIRM]

August 9, 2010

Triple A Medical, Inc.
604 Creekview
Ovilla, Texas 75154

Dear Sirs

We have acted as British Virgin Island counsel to , Triple A Medical, Inc., a Nevada Corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), relating to the proposed offering of  9,513,667 shares common shares (the “Common Shares”) by its wholly owned subsidiary Grand Silver, Inc. a Cayman Island international business company (“Grand Silver”) in connection with a merger between the Company and Grand Silver.

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the Company and Grand Silver records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Shares to be issued by Grand Silver under the circumstances contemplated in the Registration Statement will be issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the Cayman Island and we do not express any opinion with respect to matters governed by any laws other than the laws of the Cayman Island.

Yours faithfully,

/s/  Nelson and Co.
Nelson and Co.